Exhibit 99.1

Home Point Capital Reports First Quarter 2023 Financial Results

ANN ARBOR, Mich., May 12, 2023 -- Home Point Capital Inc. (NASDAQ: HMPT) (together with its subsidiaries, “Home Point Capital” or the “Company”), the parent entity of Home Point Financial Corporation (“Homepoint”), today announced its financial results for the first quarter ended March 31, 2023.

In addition, as previously disclosed during the second quarter of 2023, the Company has announced the following two strategic transactions:

•
On May 10, 2023, the Company announced the signing of a definitive agreement (the “Merger Agreement”) that provides for a wholly owned subsidiary of Mr. Cooper Group Inc. (“Mr. Cooper”) to commence a tender offer (the “Offer”) to acquire all outstanding shares of Home Point Capital for $324 million in cash (the “Merger”). As part of the transaction, Mr. Cooper will assume $500 million Home Point Capital 5% senior notes, which are due in February 2026. The transaction is expected to close in the third quarter of 2023, subject to customary closing conditions including receipt of regulatory approvals. Following the onboarding of Home Point Capital customers and the closing of the transaction, Mr. Cooper will wind down the remaining Home Point Capital operations.

•
On April 7, 2023, Homepoint entered into an Asset Purchase Agreement with The Loan Store, Inc. pursuant to which Homepoint agreed to sell certain agreements and assets used in or related to Homepoint’s loan origination business to The Loan Store, Inc., and The Loan Store, Inc. agreed to assume certain liabilities. This sale was completed on May 1, 2023, at which time Homepoint was issued shares of The Loan Store, Inc.’s Class A Common Stock representing 9.99% of its issued and outstanding equity. This sale marks the end of Homepoint’s nine-year tenure as a direct participant in the originations market.

First Quarter 2023 Financial and Key Performance Indicator Summary

($mm, except per share values)	For the quarter ended
	3/31/2023	12/31/2022	3/31/2022

Total Funded Origination Volume	$891.2	$1,691.3	$12,555.1
Total Fallout Adjusted Lock Volume	$802.5	$1,403.1	$12,589.1
Gain on sale margin (bps)[1]	12	22	58
Servicing portfolio - Units	315,801	315,478	349,261
Servicing portfolio - UPB	$88,386.3	$88,668.6	$101,984.8

Total revenue, net	$(107.5)	$19.2	$158.2
Origination segment direct expenses	21.1	27.2	81.2
Servicing segment direct expenses	15.6	13.0	15.8
Corporate expenses	33.2	22.9	39.7
Total expenses	69.9	63.1	136.7
Net (loss) income	$(133.8)	$(36.8)	$11.9
Net (loss) income per share
Basic	$(0.97)	$(0.27)	$0.09
Diluted	$(0.97)	$(0.27)	$0.08

(1) Calculated as gain on sale divided by Fallout Adjusted Lock Volume. Gain on sale includes gain on loans, net, loan fee income, and interest income (expense), net for the Origination segment.

First Quarter 2023 Highlights

•	Quarterly funded origination volume was $0.9 billion, compared to $12.6 billion in the first quarter of 2022, and $1.7 billion in the fourth quarter of 2022.

•	Total revenue, net of $(107.5) million, compared to $158.2 million in the first quarter of 2022 and $19.2 million in the fourth quarter of 2022.

•	Total revenue in the Origination segment of $1.0 million, compared to $72.8 million in the first quarter of 2022 and $3.0 million in the fourth quarter of 2022.

•
Gain on sale margin attributable to channels, before giving effect to the impact of capital markets and other activity, was 97 basis points in the first quarter of 2023, compared to 61 basis points in the first quarter of 2022 and 86 basis points in the fourth quarter of 2022.

•	Total expenses of $69.9 million improved 48.9% versus the first quarter of 2022 and increased by 10.8% from the fourth quarter of 2022.

•
Changes in MSR fair value in the first quarter of 2023 was $(159.2) million, primarily driven by market changes and changes in valuation inputs and assumptions, net of hedge. This loss was partially offset by a decrease in loss from realization of cash flows resulting from a decrease in prepayments due to higher interest rates and higher scheduled payments collected on loans in our MSR portfolio, as well as the loss on MSR sales in 2022.

•
Net loss of $133.8 million (or $(0.97) per basic and diluted share), compared to net income of $11.9 million (or $0.09 per basic and $0.08 per diluted share) in the first quarter of 2022, and net loss of $36.8 million (or $(0.27) per basic and diluted share) in the fourth quarter of 2022.

•	Servicing customers of 315,801, down 9.6% from the first quarter of 2022, and relatively consistent with the fourth quarter of 2022.

•	Servicing portfolio UPB totaled $88.4 billion as of March 31, 2023, down 13.3% from the first quarter of 2022, and down 0.3% from the fourth quarter of 2022.

•
Servicing portfolio delinquencies of 60 days or more of 0.8% remained relatively consistent with 0.8% in the first quarter of 2022 and 0.9% in the fourth quarter of 2022. The MSR multiple for the first quarter of 2022 of 5.3x decreased from 5.6x in the first quarter of 2022 and 6.0x in the fourth quarter of 2022, primarily driven by changes in MSR fair value noted above.

Origination Segment

Prior to the above-mentioned sale of origination assets, Home Point Capital’s Origination segment originated and sold residential real estate mortgage loans. These loans were sourced through the wholesale channel, where the Company works with mortgage brokerages to source new customers. In 2022, the Company completed the sale of the Correspondent channel, where customers were acquired through a network of mortgage banks and financial institutions. We also redirected our Direct channel resources to wholesale. The Direct channel retained serviced customers in the Home Point Capital ecosystem.

The Origination segment recorded a contribution loss of $20.1 million in the first quarter of 2023, compared to contribution losses of $8.4 million in the first quarter of 2022 and $24.2 million in the fourth quarter of 2022.

Origination Segment – Financial Highlights and Summary of Key Performance Indicators

($mm)	For the quarter ended
	3/31/2023	12/31/2022	3/31/2022

(Loss) gain on loans, net	$(1.5)	$(1.3)	$45.4
Loan fee income	1.7	3.3	19.9
Interest income, net and other income	0.8	1.0	7.5
Total Origination segment revenue	1.0	3.0	72.8
Directly attributable expense	21.1	27.2	81.2
Contribution loss	$(20.1)	$(24.2)	$(8.4)

	For the quarter ended
Key Performance Indicators[1]	3/31/2023	12/31/2022	3/31/2022

Total Funded Origination Volume	$891.2	$1,691.3	$12,555.1
Total Fallout Adjusted Lock Volume	$802.5	$1,403.1	$12,589.1

Gain on Sale Margin (bps)[2]	12	22	58

Origination Volume by Purpose:
Purchase	85.0%	83.8%	44.4%
Refinance	15.0%	16.2%	55.6%

Third Party Partners:
Number of Broker Partners	9,351	9,259	8,376
Number of Correspondent Partners[3]	N/A	N/A	669

(1) See Appendix for additional volume and gain on sale information by channel.
(2) Calculated as gain on sale divided by Fallout Adjusted Lock Volume. Gain on sale includes gain on loans, net, loan fee income, interest income (expense), net, and loan servicing fees (expense) for the Origination segment.
(3) Number of Correspondent Partners from whom the Company purchased loans is not applicable for the fourth quarter of 2022 and first quarter of 2023 due to the sale of the Correspondent channel on June 1, 2022.

Servicing Segment

Home Point Capital’s Servicing segment generates revenue through contractual fees earned by performing daily administrative and management activities for mortgage loans that were primarily sourced by the Company’s Originations segment. These loans are serviced on behalf of investors/guarantors, primarily Fannie Mae, Freddie Mac and Ginnie Mae. In February 2022, Homepoint announced an agreement with ServiceMac, LLC (“ServiceMac”) pursuant to which ServiceMac subservices all mortgage loans underlying MSRs held by Homepoint. Substantially all of Homepoint’s servicing staff has transitioned to ServiceMac providing customers with continuity and the same high-quality service. ServiceMac began subservicing newly originated agency loans for Homepoint in the second quarter of 2022. The transition of the balance of the agency portfolio and all of the Ginnie Mae portfolio to ServiceMac was completed in the third quarter of 2022. ServiceMac performs servicing functions on Homepoint’s behalf, but Homepoint continues to hold the MSRs.

The Servicing segment generated a contribution margin of $109.1 million in the first quarter of 2023, compared to $83.2 million in the first quarter of 2022 and $15.3 million in the fourth quarter of 2022.

Servicing Segment – Financial Highlights and Key Performance Indicators

($mm)	For the quarter ended
	3/31/2023	12/31/2022	3/31/2022

Loan servicing fees	$58.8	$61.2	$81.1
Interest income, net and other income	6.9	5.9	0.7
Total Servicing segment revenue	65.7	67.1	81.8
Directly attributable expense	15.6	13.0	15.8
Primary Margin	50.1	54.1	66.0
Change in MSR fair value: amortization	(19.4)	(20.8)	(49.0)
Adjusted contribution margin	30.7	33.3	17.1
Change in MSR fair value: mark-to-market, net of hedge	(139.8)	(18.0)	66.1
Contribution (loss) margin	$(109.1)	$15.3	$83.2

	For the quarter ended1
Key Performance Indicators	3/31/2023	12/31/2022	3/31/2022

MSR servicing portfolio - UPB	$88,386	$88,669	$101,985
Average MSR servicing portfolio - UPB	$88,527	$91,378	$115,172
MSR servicing portfolio - Units	315,801	315,478	349,261
Weighted average coupon rate	3.38%	3.35%	3.00%
60+ days delinquent, incl. forbearance	0.8%	0.9%	0.8%
MSR multiple	5.3	6.0	5.6

(1) Figures as of period end, except "Average MSR servicing portfolio - UPB" which is average for the period.

Balance Sheet and Liquidity Highlights

Home Point Capital had available liquidity of $623.0 million as of March 31, 2023, comprising $100.0 million of cash and cash equivalents and $523.0 million of undrawn capacity from its mortgage servicing rights line of credit and other credit facilities. The Company had total warehouse capacity of $2.8 billion, and unused capacity of $2.4 billion as of March 31, 2023, compared to total capacity of $2.8 billion, and unused capacity of $2.3 billion as of December 31, 2022.

($mm)	As of
	3/31/2023	12/31/2022

Cash and cash equivalents	$100.0	$97.2
Mortgage servicing rights (at fair value)	$1,251.6	$1,402.5
Warehouse lines of credit	$409.5	$496.5
Term debt and other borrowings, net	$892.9	$942.1
Total shareholders' equity	$470.6	$603.5

About Home Point Capital

Home Point is a residential mortgage servicer and mortgage servicing rights (MSR) asset manager.

Home Point Financial Corporation d/b/a Homepoint. NMLS No. 7706 (For licensing information, go to: nmlsconsumeraccess.org). Home Point Financial Corporation does not conduct business under the name, "Homepoint" in IL, KY, LA, MD, NY, or WY. In these states, the Company conducts business under the full legal name, Home Point Financial Corporation, 2211 Old Earhart Road, Suite 250, Ann Arbor, MI 48105. Toll-Free Tel: 888-616-6866.

Forward Looking Statements

This press release contains certain “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements include, but are not limited to, statements relating to our future financial performance, our business prospects and strategy, anticipated financial position, liquidity and capital needs, the industry in which we operate and other similar matters. Words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “could,” “would,” “will,” “may,” “can,” “continue,” “potential,” “should” and the negative of these terms or other comparable terminology often identify forward-looking statements. Forward-looking statements are not guarantees of future performance, are based upon assumptions, and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. Factors, risks, and uncertainties that could cause actual outcomes and results to be materially different from those contemplated include, among others: the risk that the proposed transaction may not be completed in a timely manner or at all; uncertainty surrounding the number of shares of the Company’s common stock that will be tendered in the Offer; the risk of legal proceedings that may be instituted related to the Merger Agreement, which may result in significant costs of defense, indemnification and liability; the possibility that competing offers or acquisition proposals for the Company will be made; the possibility that any or all of the various conditions to the consummation of the Offer or the Merger may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the Offer or the Merger; the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; the costs related to the Merger if the Merger is not consummated; the effects of disruption from the transactions of the Company’s business and the fact that the announcement and pendency of the transactions may make it more difficult to establish or maintain relationships with employees and business partners; our reliance on our financing arrangements to fund mortgage loans and otherwise operate our business; the dependence of our loan servicing revenues on macroeconomic and U.S. residential real estate market conditions; the requirement to repurchase mortgage loans or indemnify investors if we breach representations and warranties; counterparty risk; the requirement to make servicing advances that can be subject to delays in recovery or may not be recoverable in certain circumstances; risks related to any subservicer; competition for mortgage assets that may limit the availability of desirable acquisitions and result in reduced risk-adjusted returns; difficult conditions or disruptions in the mortgage-backed securities (“MBS”), mortgage, real estate and financial markets; competition in the industry in which we operate; our ability to acquire loans and sell the resulting MBS in the secondary markets on favorable terms in our production activities; our ability to adapt to and implement technological changes; the effectiveness of our risk management efforts; our ability to detect misconduct and fraud; any failure to attract and retain a highly skilled workforce, including our senior executives; our ability to obtain, maintain, protect and enforce our intellectual property; any cybersecurity risks, cyber incidents and technology failures; material changes to the laws, regulations or practices applicable to reverse mortgage programs operated by the Federal Housing Administration (“FHA”) and the U.S. Department of Housing and Urban Development; our vendor relationships; our failure to deal appropriately with various issues that may give rise to reputational risk, including legal and regulatory requirements; any employment litigation and related unfavorable publicity; exposure to new risks and increased costs as a result of initiating new business activities or strategies or significantly expanding existing business activities or strategies; the impact of changes in political or economic stability or by government policies on our material vendors with operations in India; our ability to fully utilize our net operating loss (“NOL”) and other tax carryforwards; any challenge by the Internal Revenue Service of the amount, timing and/or use of our NOL carryforwards; possible changes in legislation and the effect on our ability to use the tax benefits associated with our NOL carryforwards; the impact of other changes in tax laws; the impact of interest rate fluctuations; risks associated with hedging against interest rate exposure; the impact of any prolonged economic slowdown, recession or declining real estate values; risks associated with financing our assets with borrowings; risks associated with a decrease in value of our collateral; the dependence of our operations on access to our financing arrangements, which are mostly uncommitted; risks associated with the financial and restrictive covenants included in our financing agreements; risks associated with changes in the London Inter-Bank Offered Rate reporting practices and the use of alternative reference rates; our ability to raise the debt or equity capital required to finance our assets and grow our business; risks associated with derivative financial instruments; our ability to comply with continually changing federal, state and local laws and regulations; the impact of revised rules and regulations and enforcement of existing rules and regulations by the Consumer Financial Protection Bureau; the impact of revised rules and regulations and enforcement of existing rules and regulations by state regulatory agencies; our ability to comply with the Government-Sponsored Enterprises (“GSE”), FHA, U.S. Department of Veterans Affairs (“VA”) and U.S. Department of Agriculture (“USDA”) guidelines and changes in these guidelines or GSE and Government National Mortgage Association (“Ginnie Mae”) guarantees; changes in regulations or the occurrence of other events that impact the business, operations or prospects of government agencies such as Ginnie Mae, the FHA or the VA, the USDA, or GSEs such as the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation, or such changes that increase the cost of doing business with such entities; our ability to obtain and/or maintain licenses and other approvals in those jurisdictions where required to conduct our business; our ability to comply with the regulations applicable to our investment management subsidiary; the impact of private legal proceedings; risks associated with our acquisition of mortgage servicing rights; the impact of our counterparties terminating our servicing rights under which we conduct servicing activities; risks associated with higher risk loans that we service; and our ability to foreclose on our mortgage assets in a timely manner or at all. You should carefully consider the foregoing factors and the other risks and uncertainties that may affect the Company’s business, including those listed under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022, as such risk factors may be amended, supplemented, or superseded from time to time by other reports filed by the Company with the Securities and Exchange Commission. Many of the important factors that will determine these results are beyond our ability to control or predict. You are cautioned not to put undue reliance on any forward-looking statements, which speak only as of the date thereof. Except as required under applicable law, the Company does not assume any obligation to update these forward-looking statements.

Condensed Consolidated Statements of Operations
($ in millions, except per share data)
(Unaudited)

($mm, except per share values)	For the quarter ended
	3/31/2023	12/31/2022	3/31/2022

(Loss) gain on loans, net	$(1.5)	$(1.3)	$45.4
Loan fee income	1.7	3.3	19.9
Interest income	12.5	15.4	27.1
Interest expense	(20.5)	(23.9)	(33.1)
Interest expense, net	(8.0)	(8.5)	(6.0)
Loan servicing fees	58.8	61.2	81.1
Change in fair value of mortgage servicing rights	(159.2)	(38.8)	17.2
Other income	0.7	3.3	0.6
Total revenue, net	(107.5)	19.2	158.2

Compensation and benefits	30.2	29.1	89.4
Loan expense	1.3	1.9	9.0
Loan servicing expense	13.2	11.3	5.7
Production technology	4.6	3.3	4.9
General and administrative	11.8	11.2	19.7
Depreciation	4.3	2.8	2.7
Other expenses	4.5	3.5	5.3
Total expenses	69.9	63.1	136.7

(Loss) income before income tax	(177.4)	(43.9)	21.5
Pre-tax margin	165.0%	(228.6)%	13.6%
Income tax benefit (expense)	$43.6	$7.1	$(4.3)
Loss from equity method investment	$—	$—	$(5.3)
Net (loss) income	$(133.8)	$(36.8)	$11.9
Net margin	124.5%	(191.7)%	7.5%
(Loss) earnings per share:
Basic	$(0.97)	$(0.27)	$0.09
Diluted	$(0.97)	$(0.27)	$0.08
Basic weighted average common stock outstanding (mm)	138.4	138.4	138.9
Diluted weighted average common stock outstanding (mm)	138.4	138.4	140.6

Adjusted income statement metrics [1]:
Adjusted revenue	$32.4	$37.2	$86.8
Adjusted net loss	$(28.3)	$(21.7)	$(41.0)
Adjusted net margin	(87.3)%	(58.4)%	(47.2)%

(1) Non-GAAP measures. See non-GAAP reconciliation for a reconciliation of each measure to the nearest GAAP measure.

Condensed Consolidated Balance Sheets
($ in millions)
(Unaudited)
($mm)	As of
	3/31/2023	12/31/2022

Assets:
Cash and cash equivalents	$100.0	$97.2
Restricted cash	10.3	11.3
Cash and cash equivalents and Restricted cash	110.3	108.5
Mortgage loans held for sale (at fair value)	473.0	642.9
Mortgage servicing rights (at fair value)	1,251.6	1,402.5
Property and equipment, net	6.5	11.7
Accounts receivable, net	117.6	124.7
Derivative assets	30.7	25.6
Government National Mortgage Association loans eligible for repurchase	91.8	85.9
Assets held for sale	1.6	—
Other assets	30.2	36.2
Total assets	$2,113.3	$2,438.0

Liabilities and Shareholders’ Equity:
Warehouse lines of credit	409.5	496.5
Term debt and other borrowings, net	892.9	942.1
Accounts payable and accrued expenses	50.3	64.3
Government National Mortgage Association loans eligible for repurchase	91.8	85.9
Deferred tax liabilities	140.2	183.9
Derivative liabilities	3.6	4.1
Liabilities held for sale	0.8	—
Other liabilities	53.6	57.7
Total liabilities	1,642.7	1,834.5

Shareholders’ Equity:
Common stock	—	—
Additional paid in capital	514.5	513.7
(Accumulated deficit) retained earnings	(43.9)	89.8
Total shareholders' equity	470.6	603.5
Total liabilities and shareholders' equity	$2,113.3	$2,438.0

Volume and Margin Detail by Channel

VOLUME DETAIL BY CHANNEL
($mm)	For the quarter ended
	3/31/2023	12/31/2022	3/31/2022

Funded Origination Volume by Channel
Wholesale	$890.4	$1,673.3	$9,317.7
Correspondent	—	—	2,733.3
Direct	0.8	18.0	504.1
Total Funded Origination Volume	$891.2	$1,691.3	$12,555.1

Fallout Adjusted Lock Volume by Channel
Wholesale	$802.5	$1,396.6	$9,563.7
Correspondent	N/A	N/A	2,610.8
Direct	N/A	6.5	414.6
Total Fallout Adjusted Lock Volume	$802.5	$1,403.1	$12,589.1

GAIN ON SALE MARGIN DETAIL BY CHANNEL

($mm)	For the quarter ended
	3/31/2023		12/31/2022		3/31/2022
	$ Amount	Basis Points	$ Amount	Basis Points	$ Amount	Basis Points
Gain on Sale Margin by Channel
Wholesale	$7.8	97	$11.6	85	$62.6	65
Correspondent	N/A	N/A	N/A	N/A	3.5	13
Direct	N/A	N/A	$0.2	254	10.7	258
Margin Attributable to Channels	7.8	97	$11.8	86	76.8	61
Other (Loss) Gain on Sale[1]	(6.8)	(85)	$(8.7)	(64)	(4.0)	(3)
Gain on Sale Margin[2]	$1.0	12	$3.1	22	$72.8	58

(1) Includes interest income (expense), net, realized and unrealized gains (losses) on locks and mortgage loans held for sale, net hedging results, the provision for the representation and warranty reserve, and differences between modeled and actual pull-through.
(2) Calculated as gain on sale divided by Fallout Adjusted Lock Volume. Gain on sale includes gain on loans, net, loan fee income, interest income (expense), net, and loan servicing fees (expense) for the Origination segment.

Summary Segment Results

($mm)	For the quarter March 31, 2023
	Origination	Servicing	Segments Total	All Other	Total	Reconciliation Item[1]	Segments Total

Revenue:
Loss on loans, net	$(1.5)	$—	$(1.5)	$—	$(1.5)	$—	$(1.5)
Loan fee income	1.7	—	1.7	—	1.7	—	1.7
Loan servicing fees	—	58.8	58.8	—	58.8	—	58.8
Change in fair value of mortgage servicing rights[2]	—	(159.2)	(159.2)	—	(159.2)	—	(159.2)
Interest expense (income), net	0.8	6.9	7.7	(15.7)	(8.0)	—	(8.0)
Other income (expense), net	—	—	—	0.7	0.7	—	0.7
Total Revenue	$1.0	$(93.5)	$(92.5)	$(15.0)	$(107.5)	$—	$(107.5)

Contribution loss	$(20.1)	$(109.1)	$(129.2)	$(48.3)	$(177.5)

($mm)	For the quarter December 31, 2022
	Origination	Servicing	Segments Total	All Other	Total	Reconciliation Item[1]	Segments Total

Revenue:
Loss on loans, net	$(1.3)	$—	$(1.3)	$—	$(1.3)	$—	$(1.3)
Loan fee income	3.3	—	3.3	—	3.3	—	3.3
Loan servicing fees	—	61.2	61.2	—	61.2	—	61.2
Change in fair value of mortgage servicing rights[2]	—	(38.8)	(38.8)	—	(38.8)	—	(38.8)
Interest income (expense), net	1.0	5.9	6.9	(15.4)	(8.5)	—	(8.5)
Other income (expense), net	—	—	—	3.3	3.3	—	3.3
Total Revenue	$3.0	$28.3	$31.3	$(12.1)	$19.2	$—	$19.2

Contribution (loss) margin	$(24.2)	$15.3	$(8.9)	$(34.9)	$(43.8)

($mm)	For the quarter March 31, 2022
	Origination	Servicing	Segments Total	All Other	Total	Reconciliation Item[1]	Segments Total

Revenue:
Gain on loans, net	$45.4	$—	$45.4	$—	$45.4	$—	$45.4
Loan fee income	$19.9	$—	$19.9	$—	$19.9	$—	$19.9
Loan servicing fees	$—	$81.1	$81.1	$—	$81.1	$—	$81.1
Change in fair value of mortgage servicing rights	$—	$17.2	$17.2	$—	$17.2	$—	$17.2
Interest income (expense), net	$7.5	$0.7	$8.2	$(14.2)	$(6.0)	$—	$(6.0)
Other income (expense), net	$—	$—	$—	$(4.6)	$(4.6)	$5.2	$0.6
Total Revenue	$72.8	$99.0	$171.8	$(18.8)	$153.0	$5.2	$158.2

Contribution (loss) margin	$(8.4)	$83.2	$74.8	$(58.7)	$16.1

(1) The Company includes the income from its equity method investments in the All Other category. In order to reconcile to Total net revenue on the condensed consolidated statements of operations, it must be removed as is presented above.
(2) Change in fair value of mortgage servicing rights includes $53.5 million loss and $8.0 million gain on MSR sales for the first quarter of 2022 and fourth quarter of 2022, respectively.

GAAP to Non-GAAP Reconciliations

RECONCILIATION OF TOTAL REVENUE, NET TO ADJUSTED REVENUE
($mm)	For the quarter ended
	3/31/2023	12/31/2022	3/31/2022

Total revenue, net	$(107.5)	$19.2	$158.2
Loss from equity method investment	—	—	(5.3)
Change in fair value of MSR, net of hedge	139.9	18.0	(66.1)
Adjusted revenue	$32.4	$37.2	$86.8

RECONCILIATION OF TOTAL NET (LOSS) INCOME TO ADJUSTED NET LOSS

($mm)	For the quarter ended
	3/31/2023	12/31/2022	3/31/2022

Total net (loss) income	$(133.8)	$(36.8)	$11.9
Change in fair value of MSR, net of hedge	139.9	18.0	(66.1)
Income tax effect of change in fair value of MSR, net of hedge	(34.4)	(2.9)	13.2
Adjusted net loss	$(28.3)	$(21.7)	$(41.0)

RECONCILIATION OF NET MARGIN TO ADJUSTED NET MARGIN

($mm)	For the quarter ended
	3/31/2023	12/31/2022	3/31/2022

Total revenue, net	$(107.5)	$19.2	$158.2
Total net (loss) income	(133.8)	(36.8)	11.9
Net margin	124.5%	(191.7)%	7.5%

Adjusted revenue	$32.4	$37.2	$86.8
Adjusted net loss	(28.3)	(21.7)	(41.0)
Adjusted net margin	(87.3)%	(58.4)%	(47.2)%

Non-GAAP Financial Measures

To provide investors with information in addition to our results as determined under Generally Accepted Accounting Principles (“GAAP”), we disclose Adjusted revenue, Adjusted net Income (Loss), and Adjusted net margin as “non-GAAP measures,” which management believes provide useful information to investors. These measures are not financial measures calculated in accordance with GAAP and should not be considered as a substitute for revenue, net income, or any other operating performance measure calculated in accordance with GAAP, and may not be comparable to a similarly titled measure reported by other companies.

We define Adjusted revenue as Total net revenue exclusive of the impact of the change in fair value of MSRs related to changes in valuation inputs and assumptions, net of MSRs hedge and adjusted for Income from equity method investment.

We define Adjusted net income as Net income (Loss) exclusive of the impact of the change in fair value of MSRs related to changes in valuation inputs and assumptions, net of MSRs hedge.

We exclude changes in fair value of MSRs, net of hedge from each of Adjusted revenue and Adjusted net income (loss) as they add volatility and are not indicative of the Company’s operating performance or results of operation. This adjustment does not include changes in fair value of MSRs due to realization of cash flows, which remain in each of Adjusted revenue and Adjusted net income (Loss). Realization of cash flows occurs when cash is collected as customers make scheduled payments, partial prepayments of principal, or pay their mortgage in full.

We define Adjusted net margin by dividing Adjusted net income (Loss) by Adjusted revenue.

We believe that Adjusted revenue, Adjusted net Income (Loss), and Adjusted net margin provide useful information to investors and others in understanding and evaluating our operating results. These measures are not financial measures calculated in accordance with GAAP and should not be considered as a substitute for net income, or any other operating performance measure calculated in accordance with GAAP and may not be comparable to a similarly titled measure reported by other companies.

We believe that the presentation of Adjusted revenue, Adjusted net Income, and Adjusted net margin provides useful information to investors regarding our results of operations because each measure assists both investors and management in analyzing and benchmarking the performance and value of our business. Adjusted revenue, Adjusted net Income (Loss), and Adjusted net margin provide indicators of performance that are not affected by fluctuations in certain costs or other items. Accordingly, management believes that these measurements are useful for comparing general operating performance from period to period, and management relies on these measures for planning and forecasting of future periods. The Company measures the performance of the segments primarily on a contribution margin basis. Additionally, these measures allow management to compare our results with those of other companies that have different financing and capital structures. However, other companies may define Adjusted revenue, Adjusted net Income (Loss), and Adjusted net margin differently, and as a result, our measures of Adjusted revenue, Adjusted net Income (Loss), and Adjusted net margin may not be directly comparable to those of other companies.

Investor Relations Contact:

Home Point Capital:
investor@hpfc.com